UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Amendments to Key Employee Retention Agreements.

On August 20, 2012, Emulex Corporation (the “Corporation”) amended and restated its existing Key Employee Retention Agreements (“KERA”) with each of James M. McCluney, Chief Executive Officer; Jeffrey W. Benck, President and Chief Operating Officer; and Michael J. Rockenbach, Executive Vice President, Chief Financial Officer, Secretary and Treasurer (each an “Executive,” and collectively, the “Executives”), to be effective as of January 1, 2013.

The amended KERA’s remained unchanged from the prior KERA provisions except for the following:

(i) the definition of “Change in Control Period” during which a termination must occur in order to trigger the benefits under the KERA has been modified to conform to existing equity awards. In particular, the Change in Control Period shall commence on the date on which the Corporation becomes party to an agreement relating to a Change in Control transaction and ending twenty-four (24) months following any Change in Control.

(ii) performance equity award vesting acceleration has been clarified to reflect that acceleration occurs at a minimum of the target achievement level,

(iii) COBRA continuation coverage has been replaced with an equivalent lump sum cash payment,

(iv) the provision providing for reduction of severance payments in order to avoid penalty excise tax under Section 280G of the Internal Revenue Code has been extended to all payments that may be received in connection with a change in control, and

(v) certain administrative changes and clarifications have been made.

The amended KERAs for Messrs. McCluney, Benck, and Rockenbach provide that they are entitled to receive the following payments and benefits in the event of a termination of their employment by the Corporation without Cause, or by them for Good Reason (each as defined in the KERA) during the Change in Control Period (also as defined in the KERA):

a lump sum cash severance payment equal to twelve (12) months, eighteen (18) months, and twenty-four (24) months of their base pay, respectively, for each of Messrs. Rockenbach, Benck and McCluney, inclusive of their target bonus level with respect to the fiscal year prior to their termination date;

a lump sum health benefit payment equal to 12 times (for Mr. Rockenbach), 18 times (for Mr. Benck), and 24 times (for Mr. McCluney) the full monthly cost of maintaining health, dental and vision benefits for the Executive and his spouse and eligible dependents under the Corporation’s group health plan for purposes of COBRA; and

full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve (12) months following their termination date. Performance equity award vesting acceleration occurs at the minimum of the target achievement level.

The KERAs also provide the Executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve (12) months following termination of employment. If the payments received by any one of the Executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the Executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in the Executive receiving a greater after-tax amount. Receipt of the foregoing severance payment and benefits is conditioned upon the Executives complying with the Corporation’s Employee Creation and Nondisclosure Agreement.

In connection with adopting the amendments described above, the Corporation will make conforming changes, to the extent necessary, to the terms of its equity-based compensation award agreements with the Executives.

Amendment to Change in Control Retention Plan.

The Corporation maintains a Change in Control Retention Plan (the “CIC”) for certain employees (including certain executives) who are not parties to a KERA. The CIC provides for similar benefits to the KERAs for participating employees. In connection with the modifications to the KERAs described above, the Corporation made similar changes to the terms of the CIC which will become effective on January 1, 2013.

Amendment to Severance Agreement for Jim McCluney.

In addition to the KERA, the Corporation has entered into a severance agreement (the “Severance Agreement”), dated August 21, 2012 and effective on January 1, 2013, with Mr. McCluney which amends and replaces the existing non-KERA severance arrangements that had been in effect. The Severance Agreement amends Mr. McCluney’s prior severance arrangement to (i) include a “Good Reason” termination which is similar to that contained in the KERA, (ii) replace COBRA continuation coverage with a comparable lump-sum cash payment, and (iii) provide for acceleration of all time-based equity awards rather than only options.

The Severance Agreement generally provides for the following benefits to Mr. McCluney upon a termination without “Cause” (as defined in the KERA) or by Mr. McCluney for “Good Reason” (as defined in the KERA) at any time outside of the KERA Change in Control Period: (i) payment of a severance benefit equal to one year’s base salary, (ii) any deferred incentive bonuses, (iii) a cash amount equal to 12 months COBRA coverage (health, dental, and vision benefits) for Mr. McCluney and his spouse and dependents, and (iv) one year of continued time vesting with respect to time-based equity awards with an exercise period equal to three months following the date of vesting of the applicable stock option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: August 24, 2012	BY:	/s/ James M. McCluney
James M. McCluney Chief Executive Officer

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